Filed Pursuant to Rule 433

Dated March 6, 2014

Registration Statement: 333-186882

Pricing Term Sheet

General Electric Company

March 6, 2014

$750,000,000 3.375% Notes due 2024

$2,250,000,000 4.500% Notes due 2044

Issuer:	General Electric Company
Trade Date:	March 6 , 2014
Settlement Date:	March 11, 2014 (T+3)
Title:	3.375% Notes due 2024	4.500% Notes due 2044
Expected Ratings*:	Aa3 / AA+	Aa3 / AA+
Principal Amount:	$750,000,000	$2,250,000,000
Maturity Date:	March 11, 2024	March 11, 2044
Coupon:	3.375%	4.500%
Benchmark Treasury:	UST 2.750% 02/15/2024	UST 3.750% 11/15/2043
Benchmark Treasury Price and Yield:	100-03+ / 2.737%	101-07+ / 3.681%
Spread to Benchmark Treasury:	+75 basis points	+87.5 basis points
Yield to Maturity:	3.487%	4.556%
Optional Redemption:	Make-whole redemption at the discount rate of U.S. Treasuries +15 basis points	Make-whole redemption at the discount rate of U.S. Treasuries +15 basis points
Price to Public:	99.061% of principal amount	99.089% of principal amount
Underwriting Discount:	0.375%	0.750%
Proceeds (before expenses) to Issuer:	$740,145,000	$2,212,627,500
Interest Payment Dates:	March 11 and September 11	March 11 and September 11
First Interest Payment Date:	September 11, 2014	September 11, 2014
Bookrunners:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC
Senior Co-Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC
Co-Managers:

Banca IMI S.p.A.

Blaylock Beal Van, LLC

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

Banca IMI S.p.A.

Blaylock Beal Van, LLC

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

CUSIP / ISIN:	369604BG7 / US369604BG75	369604BH5 / US369604BH58

* Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Deutsche Bank Securities Inc. toll-free at 800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or RBC Capital Markets, LLC at 1-866-375-6829.